Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:
We consent to the use of our report dated October 13, 2007, with respect to the combined balance sheets of Western Gas Partners Predecessor as of December 31, 2006 and 2005, and the related combined statements of income, parent net equity, and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Houston, Texas
December 21, 2007